EXHIBIT 10.35



                               WINICK & RICH, P.C.

                                Attorneys at Law
                                919 Third Avenue
                              New York, N.Y. 10028
                               Tel. (212)935-9260
                               Fac. (312)308-5945


(212)935-2315

                                 April 10, 1996

Stephen S. Stallings
Holland & Knight
701 Brickell Avenue
P.O. Box 015441
Miami, Florida

     Re:  Mako Marine International, Inc. ("MMI") with Brett
          Schwebke

Dear Mr. Stallings:

     You and we have hereto executed on behalf of our above referenced clients a letter agreement dated April 3, 1996 which contains certain ink changes initialed by us. Notwithstanding that such Agreement is effective in accordance with its terms, you requested that we provided you with a clean copy of such letter with the ink changes incorporated plus some additional language that you and we requested. Accordingly, MMI and Schwebke agree as follows:

     1. Schwebke acknowledges that he has resigned from MMI effective March 29, 1996 and except as provided in paragraph 3 hereof the Employment Agreement including the proposed amendment between Schwebke and MMI is hereby terminated effective as of such date.

     2. MMI shall pay Schwebke the total sum of $100,000 in full settlement of all of its obligations to Schwebke under his Employment Agreement and otherwise in connection with his employment payable in sixteen (16) equal monthly installments of $6,250.00 each beginning April 15, 1996 and thereafter on the 15th day of each month until the total sum is paid.

     3. The terms of Schwebke's covenant not to compete set forth in the Employment Agreement shall remain in effect for a period of 2 years from and after March 29, 1996, unless MMI fails to pay any installment provided in paragraph 2 hereof when due




























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and such default continues for five (5) days following receipt by MMI of written notice of default. Notice of default shall be sent by mail to MMI at its address 4355 N.W. 128th Street, Miami, Florida 33054, or fax at (305) 769-0940
Attn: Lawrence S. Tierney, Chief Financial Officer. (1) On reasonable prior notice, Schwebke may remove and keep the drafting table (including accompanying stool) and three fish tanks (including the related fish tank equipment and fish tank housing) located at MMI's offices.

     4. Except for the obligations of MMI and Schwebke pursuant to this Letter Agreement each of MMI and Schwebke hereby for themselves and their heirs, executors, successors, and assigns, (and in the case of MMI its officers, directors and shareholders) release, remise and discharge, any claims, loss, damage, actions, causes, liabilities or matters of any kind which each of the parties has or may have against the other relating to the employment of Schwebke by MMI. This release specifically excludes any matters related to Schwebke's status and/or rights as a shareholder of CreditAmerica Venture Capital, Inc., a shareholder of MMI.


                              Sincerely,


                              Alan C. Winick

ACW/tdb

                              ____________________________
                                        Brett Schwebke


                              Mako Marine International, Inc.

                                        Douglas W. Baena
                              By:____________________________
                                   Douglas W. Baena,
                                   Chief Executive Officer